March 11, 2014

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Seacoast Banking Corporation of Florida and subsidiaries (the Company) and, under the date of March 13, 2013, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2012 and 2011, and the effectiveness of internal control over financial reporting as of December 31, 2012. On March 5, 2014, we were notified that the Company engaged Crowe Horwath LLP as its principal accountant for the year ending December 31, 2014 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, and the issuance of our reports thereon. We have read the Company’s statements included under Item 4.01(a) of its Form 8-K dated March 11, 2014, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was approved by the Company’s Audit Committee and the Board of Directors.

Very truly yours,